Exhibit 99.1
FOR:                      AMPAL-AMERICAN ISRAEL CORPORATION
CONTACT:           Irit Eluz
CFO - SVP Finance & Treasurer
1 866 447 8636
irit@ampal.com

FOR:                      KM - Investor Relations
CONTACT:          Roni Gavrielov
011-972-3-516-7620
roni@km-ir.co.il

FOR:                       PM-PR Media consultants
CONTACT:           Zeev Feiner
011-972-50-790-7890
z@pm-pr.com

Ampal Announces Reverse Stock Split
(Correction to Trading Dates)

TEL AVIV, Israel – July 16, 2012 - Ampal-American Israel Corporation (Nasdaq: AMPL) announced today that its Board of Directors approved a 1-for-20 reverse stock split (the “Split”) of its Class A Stock (the “Stock”).  The Split will be effective at 5:00 pm EST on July 20, 2012 and will begin trading on a Split-adjusted basis on July 22, 2012 on the Tel-Aviv Stock Exchange and on July 23, 2012 on the NASDAQ Capital Market.  The par value of the Stock after the Split will remain at $1.00 per share and the Stock will continue to be traded on the NASDAQ Capital Market under the symbol “AMPL.”  Ampal had previously announced that trading would begin on a Split-adjusted basis on July 23, 2012 on both stock exchanges and that the letter “D” would be added by NASDAQ to the symbol for a limited time after the Split.

Upon effectiveness of the Split, every 20 shares of Ampal’s issued and outstanding Stock will be automatically converted into one issued and outstanding share of Stock.  No cash or fractional shares will be issued in connection with the Split.  Ampal will round up to the next whole share in lieu of issuing fractional shares that would have been issued as a result of the Split.
The Split, which was approved by the majority of Ampal’s shareholders at the Annual Shareholders’ Meeting on May 29, 2012, will reduce the outstanding number of shares of Stock from approximately 56.1 million to approximately 2.8 million.  The number of authorized shares of the Stock will not be affected by the Split.

The purpose of the Split is to raise the per share trading price of the Stock to regain compliance with the $1.00 per share minimum bid price requirement for continued listing of the Stock on the NASDAQ Capital Market.  As previously disclosed, in order to regain compliance with the minimum bid price requirement, the Stock must have a minimum closing bid price of $1.00 per share for a minimum of 10 consecutive trading days.  There can be no assurances that the Split will have the desired effect of raising the closing bid price of the Stock to above $1.00 per share to meet this requirement.

Computershare, Ampal’s transfer agent, will be acting as the exchange agent for the Split.  Shareholders who hold their shares in brokerage accounts or “street name” are not required to take any action to effect the exchange of their shares.  Shareholders who have existing stock certificates will receive instructions from the exchange agent after the Split becomes effective.

Additional information about the Split can be found in Ampal’s definitive proxy statement filed with the Securities Exchange Commission on April 30, 2012, copies of which are available at www.sec.gov or at www.ampal.com.

About Ampal:
Ampal and its subsidiaries acquire interests primarily in businesses located in the State of Israel or that are Israel-related. Ampal is seeking opportunistic situations in a variety of industries, with a focus on energy, chemicals and related sectors. Ampal’s goal is to develop or acquire majority interests in businesses that are profitable and generate significant free cash flow that Ampal can control. For more information about Ampal please visit our web site at www.ampal.com.

Safe Harbor Statement
Certain information in this press release includes forward-looking statements (within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934) and information relating to Ampal that are based on the beliefs of management of Ampal as well as assumptions made by and information currently available to the management of Ampal. When used in this press release, the words "anticipate," "believe," "estimate," "expect," "intend," "plan," and similar expressions as they relate to Ampal or Ampal's management, identify forward-looking statements. Such statements reflect the current views of Ampal with respect to future events or future financial performance of Ampal, the outcome of which is subject to certain risks and other factors which could cause actual results to differ materially from those anticipated by the forward-looking statements, including among others, the economic and political conditions in Israel, the Middle East, including the situation in Iraq and Egypt, and the global business and economic conditions in the different sectors and markets where Ampal's portfolio companies operate. Should any of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results or outcome may vary from those described herein as anticipated, believed, estimated, expected, intended or planned. Subsequent written and oral forward-looking statements attributable to Ampal or persons acting on its behalf are expressly qualified in their entirety by the cautionary statements in this paragraph. Please refer to the Ampal's annual, quarterly and periodic reports on file with the SEC for a more detailed discussion of these and other risks that could cause results to differ materially. Ampal assumes no obligation to update or revise any forward-looking statements.